Exhibit 10.16

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS [XXXXX]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SETTLEMENT and LICENSE AGREEMENT

THIS SETTLEMENT and LICENSE AGREEMENT (the “Agreement”) dated as of the 4th day of December 2006 (the “Effective Date”), is entered into between Color Kinetics Incorporated, a Delaware corporation (“CK” or “Color Kinetics”) and Super Vision International, Inc., a Delaware corporation (“SV” or “Super Vision”), (collectively the “parties”).

WHEREAS, Color Kinetics develops, manufactures, and/or distributes certain technology relating to semi-conductor lighting;

WHEREAS, Super Vision develops, manufactures and distributes semi-conductor lighting products;

WHEREAS, Super Vision has been found to infringe five patents in a suit that was brought by Color Kinetics in the United States District Court, District of Massachusetts;

WHEREAS, Super Vision is currently asserting patent infringement against Color Kinetics in the United States District Court, Eastern District of Texas and Color Kinetics is currently asserting non-infringement and invalidity of the same patent in a declaratory judgment action brought in the United States District Court, District of Massachusetts;

WHEREAS, the parties wish to settle all claims that both parties may have against each other and enter into a license agreement under which Super Vision will develop, distribute and sell Licensed Products, as defined below;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

ARTICLE 1 — DEFINITIONS

For purposes of the Agreement, the terms defined in this article shall have the respective meanings set forth below:

1.1 “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. Without limitation, a Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person.

1.2 “CK Patent Rights” shall mean all CK United States and foreign utility patents that have been issued as of the Effective Date. A complete list of these issued patents is provided on Schedule A.

1.3 “Direct Copy Licensed Product” shall mean a Licensed Product marketed by Super Vision that is substantially similar, in terms of its size, shape, and appearance, to a product that Color Kinetics is marketing at the time that Super Vision proposes to introduce the Licensed Product. It being understood however that such ” Direct Copy Licensed Products” shall not include standard light form factors such as an MR16, Edision-style bulb, etc.

1.4 “End Users” shall mean the ultimate owners or users of a product and shall not include intermediate distributors or sales representatives.

1.5 “Excluded Field” shall mean (i) all consumer products, excluding automotive aftermarket products, (ii) color-changing or color temperature variable LED-based lighting fixtures, controllers, and software for use in an aircraft, and (iii) color-changing or color temperature variable LED-based lighting fixtures, controllers, and software to be sold directly or indirectly to Pentair, Inc., its subsidiaries or affiliates.

1.6 “Licensed Products” shall mean the Direct Copy Licensed Products and the Other (Non-Direct Copy) Licensed Products listed in Schedule B and additional products added to Schedule B from time to time as provided in Article 4.2. Licensed Products shall only include integrated, stand-alone products and shall not include OEM components that are intended to be integrated into a Third Party finished product.

1.7 “Net Revenue” shall mean (a) the greater of (i) the revenue that Super Vision receives in connection with the use, sale, rental, or other distribution of a Licensed Product from a Third Party, without reduction for discounts, allowances or commissions, or (ii) the cost incurred in manufacturing the Licensed Product, (b) minus any and all transportation and insurance charges and all sales, excise or similar taxes and duties billed to the purchaser of the Licensed Product.

1.8 “Person” shall mean an individual, corporation, partnership, trust, business trust, association, joint-stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.9 “Term” shall mean eleven (11) years from the Effective Date.

1.10 “Third Party” shall mean any Person other than Super Vision, Color Kinetics and their respective Affiliates.

1.11 “Trademarks” shall mean the CK Trademarks listed on Schedule A.

1.12 Certain Additional Definitions. As used in this Agreement, “herein,” “hereunder” and “hereof” shall refer to this Agreement as a whole, and “including” shall mean “including but not limited to” and “including, without limitation.”

ARTICLE 2 — SETTLEMENT OF ALL OUTSTANDING CLAIMS

2.1 Super Vision shall file a motion for dismissal with the Eastern District of Texas Court to dismiss with prejudice the Super Vision patent infringement lawsuit filed against Color Kinetics, Case No. 2-06CV-146-TJW, within ten (10) days of the Effective Date of this Agreement.

2.2 Color Kinetics shall file a notice of dismissal with the District of Massachusetts Court to dismiss without prejudice the Color Kinetics declaratory judgment lawsuit filed against Super Vision and High End Systems Inc., Case No. 1:06-cv-10641-RCL, within ten (10) days of the Effective Date of this Agreement.

2.3 Super Vision shall waive, and hereby waives, any and all right to appeal the Final Judgment and Order entered in the District of Massachusetts Court, Case No. 02-CV-11137-MEL (the “Final Judgment”). Color Kinetics shall be entitled to seek immediately enforcement of the permanent injunction if the licenses granted under this Agreement for any patent-in-suit is terminated for any reason.

2.4 Super Vision shall pay Color Kinetics $825,000 as settlement for all claims that the parties may have against each other to include all patent infringement damages and legal costs and fees that arose prior to the execution of this Agreement and the award specified in the Final Judgment. Super Vision shall deliver to Color Kinetics a promissory note at the time of this execution of this Agreement in the amount of $825,000 payable to Color Kinetics. Such promissory note shall be due and payable in full by December 25, 2007, to be paid in equal twelve (12) month installments of $68,750 beginning January 25, 2007 and payable by the 25th of each month following until paid in full. The promissory note to be provided to Color Kinetics is provided in Schedule D. On satisfaction of the last payment by Super Vision under this paragraph and provided that Super Vision has not otherwise breached this Agreement, Color Kinetics shall waive payment of the amount awarded in the Final Judgment.

2.5 Super Vision shall not disparage or challenge the validity of any Color Kinetics issued patents during the Term nor take any actions that are likely to impair such Color Kinetics patents.

ARTICLE 3 — RIGHTS AND LICENSES GRANTED BY COLOR KINETICS

3.1 Color Kinetics hereby grants to Super Vision a royalty-bearing, non-exclusive license under the CK Patent Rights to develop Licensed Products during the Term and to manufacture, have made, use, distribute, import, sell and offer to sell Licensed Products worldwide during the Term; provided, however, that this license grant shall not include a license to manufacture, have made, use, distribute, import, sell and offer to sell Licensed Products within the Excluded Field. The license granted to Super Vision provides no right to sublicense, except that Super Vision shall be entitled to subcontract the development and manufacture of Licensed Products, in whole or in part for sale or distribution solely to Super Vision.

3.2 Super Vision hereby grants to Color Kinetics a royalty-free, non-exclusive license under U.S. Patent 4,962,687 (“‘687 patent”) to develop, manufacture, have made, use, distribute, import, sell and offer to sell products during the entire life of the ‘687 patent, i.e., from the time in which the ‘687 patent was granted until it expires. The license granted to Color Kinetics provides no right to sublicense, except that Color Kinetics shall be entitled to subcontract the development and manufacture of products, in whole or in part for sale or distribution solely to Color Kinetics.

ARTICLE 4 — OBLIGATIONS OF SUPER VISION

4.1 Manufacture; Quality Control; Warranty and Liability Claims. Super Vision shall assume full responsibility for the manufacture of Licensed Products, for the maintenance of reasonable quality control standards, and for all warranty and liability claims by any Third Party with respect to the Licensed Products. CK reserves the right to review and approve Licensed Products in order to determine whether they meet CK’s reasonable quality standards; if CK has objections to the quality of a Licensed Product,

CK shall notify Super Vision of there concern in writing and Super Vision shall have 45 days to remedy any quality standard concern. If Super Vision does not reasonably remedy the quality control concern, then CK shall be entitled to prohibit use of the Trademarks in respect of such Licensed Product by giving Super Vision notice to that effect in writing.

4.2 Licensed Products. Super Vision shall be entitled to add products to Schedule B as Licensed Products from time to time by providing written notice to CK, describing the product in reasonable detail and providing photographs or drawings of the product, no later than thirty calendar days prior to its first use, marketing, offer for sale, sale or other disposal. Within thirty calendar days from receiving the product information CK shall notify Super Vision whether CK has determined that the proposed product is to be treated as a Direct Copy Licensed Product.

4.3 Sales, Marketing, Advertising and Marking. Super Vision shall be solely responsible for the marketing and sales of the Licensed Products and all advertising of the Licensed Products. Super Vision will mark the Licensed Products, and packaging for the Licensed Products, with the “Licensed by Color Kinetics” logo as specified in the CK Licensing Partner Program Style Guide, as it may be amended from time to time (Super Vision shall be responsible for compliance with amendments only upon reasonable prior notice). Super Vision will mark the front of the packaging of the Licensed Products and the front of the Licensed Products with U.S. Patent Nos. which will be identified by CK from time to time.

4.4 Public Announcements. The parties shall announce the existence of this Agreement in a mutually agreeable press release or otherwise within ten days of the Effective Date, unless otherwise required by law. The mutually agreed to press release shall not disclose the financial terms of the Agreement. The parties shall be entitled to disclose the amount of the settlement, but not the royalty rates (unless required by law), in later S.E.C. filings and company earnings calls.

ARTICLE 5 — PAYMENT OBLIGATIONS OF SUPER VISION

5.1 For Licensed Products, Super Vision will pay the royalties on Net Revenue set forth in Schedule C of this Agreement. Payment of Royalties is required only in respect of such Patent Rights which have been granted and which are in force at any time and from time to time. Thus, for example and without limitation, no Royalties shall be payable in respect of patent or utility model applications which have not yet been granted or in respect of patents or utility models which have been granted, but which are invalidated or held unenforceable (by a decision not subject to or subjected to appeal) or which cease to exist for any other reason. Further, for example and without limitation, no Royalties shall be payable in respect of Licensed Products which do not utilize Patent Rights granted and in force. A Licensed Product shall be subject to payment of Royalties when sold or otherwise distributed only when such Licensed Product has been made, assembled (to include the manufacturing and/or assembling of a component which is integrated into the Licensed Product) or sold in a jurisdiction where CK has at least one valid and enforceable patent included in the “CK Patent Rights” which is utilized in the Licensed Product.

5.2 All Royalties will be paid on a quarterly basis during the Term, with the first payment due January 25, 2007 for sales that occur after the Effective Date and prior to December 31, 2006. Thereafter, the payment shall be made by the 25th of month following the end of the calendar quarter. Each royalty report shall set forth the calculation of the royalties due, including the number and type of Licensed Products sold during the three month (or shorter, if applicable) period. Royalties shall be payable in US Dollars using the average exchange rate between USD and the foreign currency during the relevant three (3) month period according to the Wall Street

Journal. CK shall have the right upon reasonable notice not more twice per year to have an independent auditor examine the books and records of Super Vision to ensure compliance with the payment provisions of this Agreement. Underpaid amounts shall be paid applying a late fee of 1.5% above the prime rate per month (according to the Wall Street Journal on the date that the amount in question became overdue) from original due date until all overdue amounts, including accrued late charges, are paid in full. If Super Vision has underpaid the amount due for any period by more than five percent (5%) of the amount due, then Super Vision shall pay for that audit and the next two subsequent audits.

ARTICLE 6 — CONFIDENTIALITY

6.1 During the Term and thereafter, except as otherwise provided in this Agreement, neither of the parties hereto shall disclose any terms or conditions of the Agreement, or performance thereunder, to any Third Party without the prior consent of the other party except (i) its auditors, attorneys, insurance carriers and Affiliates, (ii) as required by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (iii) in connection with a change in control or financing; and the party making any such disclosure in case (i), (ii) or (iii) shall seek reasonable safeguards to maintain the confidentiality of the disclosure. The foregoing shall not otherwise prevent disclosure of (A) information that is now in the public domain or subsequently enters the public domain by publication or otherwise through no action or fault of the other party; (B) information that is known to either party without restriction, prior to receipt from the other party under this Agreement, from its own independent sources as evidenced by such party’s written records, and which was not acquired, directly or indirectly, from the other party; (C) information that either party receives from any third party reasonably known by such receiving party to have a legal right to transmit such information, and not under any obligation to keep such information confidential; and (D) information independently developed by either party’s employees or agents provided that either party can show that those same employees or agents had no access to the confidential information received hereunder.

6.2 No Use of Name. Except as otherwise required by applicable law, regulation or order of a governmental agency or court of competent jurisdiction, or as expressly permitted by this Agreement, neither party shall use the name of the other party or the other party’s directors, officers or employees in any advertising, news release or other unrestricted publication, without the prior express written consent of the other party. The foregoing shall not preclude the mentioning in general terms of the existence of this Agreement (without details of Royalty Rates or term) by a party in its governmental security filings or related earnings announcements.

ARTICLE 7 — INTELLECTUAL PROPERTY OWNERSHIP

Color Kinetics shall retain the entire, right, title and interest worldwide in the CK Patent Rights and Trademarks, subject to the licenses granted herein.

Super Vision shall retain the entire, right, title and interest worldwide in the Super Vision Patent Rights and Trademarks, subject to the license granted herein.

ARTICLE 8 — REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations. Each party hereby represents and warrants to the other party as follows:

8.1.1 Corporate Existence and Power. Such party (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and (b) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted.

8.1.2 Authorization and Enforcement of Obligations. Such party (a) has the power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder and (b) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

8.1.3 No Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with the Agreement and the performance hereof have been obtained.

8.1.4 No Conflict. The execution and delivery of the Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, and (b) do not conflict with, or constitute a default under, any of its contractual or other obligations of it.

8.2 Super Vision Representations. Super Vision hereby represents and warrants to Color Kinetics as follows:

8.2.1 Super Vision is not aware, as of the Effective Date, of any Color Kinetics’ products or activities that would infringe any existing Super Vision patents rights (to include issued patents and currently pending patent applications).

8.2.2 Super Vision has sufficient ownership rights and the authority to grant the license of the ‘687 patent provided in Article 3.2.

8.2.3 Super Vision shall not disparage or challenge the validity of any Color Kinetics issued patents during the Term nor take any actions that are likely to impair such Color Kinetics patents. Any violation of this representation and warranty shall constitute an immediate and non-remediable breach of this Agreement.

8.3 Nothing in this Agreement may be construed as

8.3.1 a warranty or representation by either party as to the validity or scope of any Patent Rights;

8.3.2 a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents or other intellectual property rights of third persons;

8.3.3 a requirement that either party file any patent application, secure any patent, or maintain any patent in force;

8.3.4 an obligation to bring or prosecute actions or suits against third parties for infringement of any patent;

8.3.5 an obligation to furnish any manufacturing or technical information, or any information concerning pending patent applications;

8.3.6 conferring a right to use in advertising, publicity, or otherwise any trademark or trade name of the party from which a license is received under the Agreement (other than as is required by Article 4.3); or

8.3.7 granting by implication, estoppel, or otherwise any licenses or rights under patents other than Patent Rights.

8.3.8 agreeing that any products infringe any of the listed patents other than those products that have been ruled to infringe by a court of law prior to this agreement.

8.4 Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 8, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY WITH RESPECT TO THE PATENT RIGHTS, THE TRADEMARKS, OR THE LICENSED PRODUCTS. THE PARTIES SPECIFICALLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 9 — TERM AND TERMINATION

9.1 Term. This Agreement shall be effective beginning on the Effective Date and shall remain in effect for the Term, unless earlier terminated as provided below.

9.2 Termination for Cause. In case either party breaches any of the terms and conditions hereof, the aggrieved party shall notify the breaching party in writing of such failure or default, and the breaching party shall then remedy such failure or default by complying with the terms of this Agreement. If the breaching party has not cured such breach within thirty (30) days of receipt of such notice, the aggrieved party may, in addition to any other remedies available at equity or in law, terminate this Agreement immediately by a further notice in writing; provided, that a breach by Super Vision that threatens to or in fact affects Color Kinetics’ rights to the Patent Rights shall immediately and irreparably harm Color Kinetics, and, Color Kinetics in such case shall be without adequate remedy in damages and shall be entitled to temporary and permanent injunctive relief and such additional remedy as may be determined by any court of competent jurisdiction. Color Kinetics may terminate this license immediately if (i) Super Vision sues Color Kinetics for patent infringement anywhere in world, or (ii) a third party sues Color Kinetics anywhere in the world asserting a patent that is owned by Super Vision. Color Kinetics will be entitled to seek enforcement of the permanent injunction if the license granted to Super Vision is terminated.

9.3 Effect of Expiration or Termination. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and all terms of this Agreement which by their nature extend beyond its termination remain in effect until fulfilled and apply to respective successors and assigns. Upon termination of the Agreement for any reason, the license granted to Super Vision hereunder shall terminate. Termination of the Agreement shall have no effect on either party’s control and ownership of its respective intellectual property rights in its technology.

ARTICLE 10 — INDEMNIFICATION; LIMITATION ON LIABILITY

10.1 Indemnification by Super Vision. Super Vision shall indemnify, defend and hold harmless Color Kinetics and its directors, officers, Affiliates, employees and agents (collectively “Agents”) from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (collectively, “Damages”) that they may suffer as a result of any claims, demands, actions or other proceedings (collectively, “Actions”) made or instituted by any Third Party against any of them and arising out of (i) any claim that any Licensed Product made, used or sold by or under authority of Super Vision is defective, or has caused damage to any Third Party, and (ii) any inaccurate representation or breach of warranty by Super Vision.

10.2 Indemnification by CK. CK shall indemnify, defend and hold harmless Super Vision and its Agents from all Damages that they may suffer as a result of any Actions made or instituted by any Third Party against any of them and arising out of any inaccurate representation or breach of warranty by CK.

10.3 Indemnification Procedure. If an indemnified party intends to claim indemnification under this article, it shall promptly notify the indemnifying party of any Damage or Action with respect to which the indemnified party intends to claim such indemnification. The indemnifying party’s indemnity obligations under this article shall not apply to amounts paid in any settlement if effected without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. The indemnifying party shall not settle or consent to an adverse judgment in any such Action that adversely affects the rights or interests of the indemnified party or any if its Agents or imposes additional obligations on the indemnified party or any of its Agents, without the prior express written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed. The indemnified party shall cooperate fully with the indemnifying party and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

10.4 Limited Liability. IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE TO ANY OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR WITH RESPECT TO ANY CLAIM, DEMAND, ACTION OR OTHER PROCEEDING RELATING TO THIS AGREEMENT HOWEVER CAUSED, AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER FOR DAMAGES IN EXCESS OF THE FEES ACTUALLY RECEIVED BY COLOR KINETICS HEREUNDER. HOWEVER, THE LIMITATIONS IN THE PRECEEDING TWO SENTENCES SHALL NOT APPLY EITHER TO THIRD PARTY CLAIMS FOR WHICH A PARTY HAS AGREED TO INDEMNIFY THE OTHER UNDER THIS AGREEMENT, TO VIOLATIONS OF COLOR KINETICS’S INTELECTUAL PROPERTY RIGHTS, OR TO BREACHES OF A PARTY’S CONFIDENTIALITY OBLIGATIONS.

ARTICLE 11 — FORCE MAJEURE

No party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or other party. This provision shall not apply to payment obligations.

ARTICLE 12 — MISCELLANEOUS

12.1 Notices. Any consent, notice or report required or permitted to be given or made under the Agreement by one party to the other party shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, first class mail, courier or internationally-recognized delivery service), and addressed to the other party at the address indicated above, or to such other address as the addressee shall have last furnished in writing to addressor, with copies to their respective attorneys:

If to Color Kinetics:	Color Kinetics Incorporated
10 Milk Street
Boston, MA 02108
Attention: General Counsel

If to Super Vision:	Super Vision International Inc.
8210 Presidents Drive
Orlando, FL 32809
Attention: Mike Bauer – President / CEO

Except as otherwise provided in the Agreement, such consent, notice or report shall be effective upon receipt by the addressee.

12.2 Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law principles thereof, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods. Each party hereby consents to the personal jurisdiction of the Commonwealth of Massachusetts, acknowledges that venue is proper in any state or Federal court in the Commonwealth of Massachusetts, agrees that any action arising out of or related to this Agreement must be brought exclusively in a state or Federal court in the Commonwealth of Massachusetts, and waives any objection it has or may have in the future with respect to any of the foregoing.

12.3 Export Laws and Regulations. Each party hereby acknowledges that the rights and obligations of the Agreement are subject to the laws and regulations of the United States relating to the export of products and technical information. Without limitation, each party shall comply with all such laws and regulations.

12.4 Waivers and Amendments. No change, modification, extension, termination or waiver of the Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

12.5 Entire Agreement. The Agreement and the Schedules attached hereto embody the entire understanding between the parties and supersede any prior understanding and agreements between and among them respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of the Agreement that are not fully expressed herein.

12.6 Independent Contractors. The parties hereto are independent contractors and are not, and shall not represent themselves as, principal and agent, partners or joint venturers. No party shall attempt to act, or represent itself as having the power, to bind another party or create any obligation on behalf of another party. Each party shall be solely responsible for the employment, direction and control of its employees and their acts.

12.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are for any reason whatsoever invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

12.8 No Assignment. No party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party, which will not be unreasonably withheld, including in connection with a merger, consolidation, acquisition, Change of Control, asset sale or similar transaction; provided, however, that the foregoing shall not restrict either party from assigning and delegating all of its rights and duties without the other party’s consent in connection with a merger, acquisition, Change of Control, consolidation, sale of substantially all of its assets or other reorganization, provided that the assignee agrees in writing to be bound by the terms of this Agreement and assumes the outstanding obligations of the agreement. For purposes of this Agreement, a “Change of Control” with respect to a party means (a) the direct or indirect acquisition, whether in one or a series of transactions, by any person or related person constituting a group, of (i) beneficial ownership of issued and outstanding shares of stock of such party, the result of which is that such person or such group possesses in excess of fifty percent (50%) of the combined voting power of all then-issued and outstanding stock of such party, or (ii) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors (or equivalent governing body) of such party; (b) a merger or consolidation of a party with a person, or a reorganization or recapitalization of a party, provided that the result of such transaction, whether in one or a series of related transactions, is that the holders of the outstanding voting stock of such party immediately prior to such consummation do not possess in excess of fifty percent (50%) of the combined voting power of all of the then-issued and outstanding stock of such party or surviving person of such party, whether directly or indirectly, immediately after the consummation of such transaction; or (c) the sale or disposition, whether directly or indirectly, in one or a series of related transactions, of substantially all of the assets of a party. For purposes of the preceding sentence, the terms “person,” “group” and “beneficial ownership” shall have the meanings given to such terms under the Securities Exchange Act of 1934, as amended.

12.9 Captions. The captions herein have been inserted solely for convenience of reference and in no way define or limit the scope or substance of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers, as of the date first above written.

SUPER VISION INTERNATIONAL INC.		COLOR KINETICS INCORPORATED

By:	/s/ Michael A. Bauer	By:	/s/ William J. Sims

Its:	President and Chief Executive Officer	Its:	President and Chief Executive Officer

Schedule A

To

License Agreement

Color Kinetics Incorporated and Super Vision International Inc.

PATENT RIGHTS:
U.S. Utility Patents:	Canadian Patent:
6,016,038	CA 2,302,227
6,150,774
6,166,496
6,211,626
6,292,901	Hong Kong Patent:
6,340,868	HK 1025416
6,459,919
6,528,954
6,548,967
6,577,080	Australian Patent:
6,608,453	AU 757000
6,624,597	AU 2003203584
6,636,003
6,717,376
6,720,745
6,774,584
6,777,891	European Patents:
6,781,329	EP 1 016 062 B1
6,788,011	EP 1 224 845 B1
6,801,003	EP 1 234 140 B1
6,806,659	DE 698 07 092 C0
6,869,204	DE 600 21 911 C0
6,883,929	DE 600 23 730 C0
6,888,322
6,897,624
6,936,978
6,965,205
6,967,448
6,969,954
6,975,079	US Design Patents:
7,014,336	D463,610
7,031,920	D468,035
7,038,398	D518,218
7,038,399
7,042,172
7,064,498
7,113,541
7,132,635
7,132,785
7,132,804
7,135,824

Schedule A

To

Settlement and License Agreement

Color Kinetics Incorporated and Super Vision International Inc.

TRADEMARKS:

LICENSED BY COLOR KINETICS

COLOR KINETICS

The Color Kinetics Logo

Schedule B

To

Settlement and License Agreement

Color Kinetics Incorporated and Super Vision International Inc.

DIRECT COPY LICENSED PRODUCTS:

SaVi Flood

SaVi Spot

SaVi Tube

SaVi Accent

NON-DIRECT COPY LICENSED PRODUCTS:

Savi Pool and Spa Lights

Savi SHO

and the IGP, IGS, AGS, EVPL, EV-213-WS and CL light Bar product lines

[XXXXX] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Schedule C

To

Settlement and License Agreement

Color Kinetics Incorporated and Super Vision International Inc.

ROYALTY RATES:

The royalty rates quoted below (“Royalty Rates”) are to be applied to the [XXXXX] from the sale of Licensed Products by Super Vision to its sales channels as provided in Article 4.1. The [XXXXX] amounts represented herein are in United States dollars.

[XXXXX] Licensed Products:

For each sale of (i) [XXXXX], or (ii) [XXXXX], the Royalty Rate shall be [XXXXX].

For each sale of a [XXXXX], the Royalty Rate shall be [XXXXX].

Other ([XXXXX]) Licensed Products:

For each sale of [XXXXX], the Royalty Rate shall be [XXXXX].

For each sale of [XXXXX], the Royalty Rate shall be [XXXXX].

Schedule D

To

Settlement and License Agreement

Color Kinetics Incorporated and Super Vision International Inc.

SENIOR PROMISSORY NOTE

$825,000	Boston,
Massachusetts
December 4, 2006

FOR VALUE RECEIVED, Super Vision International Inc. (the “Maker”), promises to pay to Color Kinetics Incorporated (the “Payee”), the principal sum of EIGHT HUNDRED TWENTY FIVE THOUSAND and 00/100 DOLLARS.

The principal hereunder shall be payable in 12 equal monthly installments of $68,750 each, commencing January 25, 2007 and continuing thereafter until December 25, 2007.

All future indebtedness and other payment obligations of the Maker shall be subordinate to the indebtedness evidenced by this Senior Promissory Note. At all times during which this Senior Promissory Note is outstanding, (i) the Maker shall not incur any future debt or other payment obligation that (a) is on par with or senior to the indebtedness evidenced by this Senior Promissory Note, or (b) is secured by any or all of the assets of the Maker, and (ii) the Maker shall subordinate in writing, in form reasonably satisfactory to the Payee, any such future indebtedness or other payment obligations to the indebtedness evidenced by this Senior Promissory Note.

Each of the following events shall constitute an “Event of Default” hereunder: (a) the Maker shall fail to pay when due any amount owed under either the Settlement and License Agreement dated as of the date hereof (the “License Agreement”) or this Senior Promissory Note or otherwise fail to satisfy its obligations, or to comply with or to perform any term, obligation, representation, covenant, or condition, under either the License Agreement or this Senior Promissory Note; or (b) the Maker shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or substantially all its property, (ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment or trust mortgage for the benefit of creditors or (iv) file a petition seeking relief under any foreign, federal or state bankruptcy, reorganization, insolvency, readjustment of debt or other similar law or statute, or an answer or consent admitting the material allegations of a petition filed against it in any proceeding under any such law; or (c) entry against the Maker of an order, judgment or decree by any court of competent jurisdiction, approving a petition seeking bankruptcy, reorganization, readjustment of debt or other similar action with respect to the Maker, or appointing a receiver, trustee or liquidator of the Maker or of all or substantially all the assets of the Maker, or if any petition seeking such relief is filed against the Maker and is not stayed or dismissed within sixty (60) days after the date of such filing.

If an Event of Default under clause (a) of the preceding paragraph shall occur and be continuing, then the holder hereof may, by notice to the Maker, declare the unpaid principal amount then outstanding under this Senior Promissory Note immediately due and payable, whereupon all such amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Maker. If an Event of Default under clause (b) or (c) of the preceding paragraph shall occur and be continuing, the unpaid principal amount then outstanding under this Senior Promissory Note shall automatically become and be immediately due and payable, without presentment, demand, protest or any notice of any kind, all of which are expressly waived by the Maker.

If suit is brought to collect this Senior Promissory Note, the holder shall be entitled to collect all reasonable costs and expenses of the suit, including, but not limited to, reasonable attorneys’ fees.

The Maker shall not sell, assign, pledge, mortgage or otherwise dispose of or transfer this Senior Promissory Note without the prior written consent of the holder hereof, including in connection with a merger, consolidation, acquisition, Change of Control (as such term is defined in the License Agreement), asset sale or similar transaction. This note shall be binding upon the Maker and its permitted successor and assigns, and shall inure to the benefit of the Payee, and its successors, endorsees and assigns.

No delay by the holder hereof in exercising any right with respect to any of the obligations evidenced hereby shall operate as a waiver thereof, nor shall the exercise of any right with respect to such obligations waive or preclude the later exercise of any other right with respect to such obligations or the later exercise of any right with respect to any other obligations evidenced hereby.

No provision of this Senior Promissory Note may be amended or waived except by a writing executed by the Maker and the holder hereof.

By executing this Senior Promissory Note, the Maker represents to the Payee that (i) the Maker has the power to execute and deliver this Senior Promissory Note, (ii) this Senior Promissory Note constitutes the legal and binding obligation of the Maker, enforceable against the Maker in accordance with its terms, (iii) all necessary consents, approvals and authorizations of all governmental authorities and other Persons (as such term is defined in the License Agreement) required to be obtained by such party in connection with this Senior Promissory Note the performance hereof have been obtained, and (iv) the execution and delivery of this Senior Promissory Note and the performance of Maker’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, and (b) do not conflict with, or constitute a default under, any of its contractual or other obligations of it.

All rights, liabilities and obligations hereunder, including matters of construction, validity, and performance, shall be governed by, and this Senior Promissory Note shall be construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflict of laws. Each party hereby consents to the personal jurisdiction of the Commonwealth of Massachusetts, acknowledges that venue is proper in any state or Federal court in the Commonwealth of Massachusetts, agrees that any action arising out of or related to this Senior Promissory Note must be brought exclusively in a state or Federal court in the Commonwealth of Massachusetts, and waives any objection it has or may have in the future with respect to any of the foregoing. This Senior Promissory Note is delivered in Boston, Massachusetts, and shall take effect as a sealed instrument.

Attest: